Exhibit 99.1

Diagnostic Performance of Urinary EGFR Testing in Lung Cancer Patients Published in Journal of Thoracic Oncology

Data confirms EGFR Activating Mutations and EGFR T790M in metastatic non-small cell lung cancer (NSCLC) diagnosis in urine and blood with high sensitivity and specificity

SAN DIEGO, CA — July 26, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced the publication of study results that demonstrate the clinical and analytical validity of the Trovera™ urine- and blood based liquid biopsy tests to assess EGFR T790M mutational status http://www.jto.org/article/S1556-0864(16)30587-1/abstract

The data show that the Trovera™ test, using proprietary mutation allele enrichment technology, successfully identifies EGFR mutations in both urine and blood of patients with metastatic non-small cell lung cancer (NSCLC) and has high concordance with tumor tissue.

“This study is the first to demonstrate that EGFR mutations can be detected in both the urine and blood of patients with metastatic non-small cell lung cancer,” said Karen Reckamp, M.D., co-director of the Lung Cancer and Thoracic Oncology Program at City of Hope Comprehensive Cancer Center, and primary author of the publication titled, A Highly Sensitive and Quantitative Test Platform for Detection of NSCLC EGFR Mutations in Urine and Plasma. “Circulating tumor DNA from non-small cell lung cancer can be detected with high sensitivity by liquid biopsy using either urine or blood, providing a noninvasive diagnostic method to identify the EGFR T790M mutation and potentially monitor response to targeted therapy.”

The blinded study was conducted on matched urine and plasma specimens collected from 63 patients with Stage IIIB-IV NSCLC enrolled in the TIGER-X trial of rociletinib, an investigational tyrosine kinase inhibitor (TKI).  It found that urine, plasma and tissue tests identified a similar proportion of patients with the EGFR T790M mutation.

“This study is important because approximately 60% of NSCLC patients receiving TKI therapy develop resistance through the acquisition of the EGFR T790M mutation. The ability to use noninvasive biopsy methods is important to not only identify the resistance mutation, but also to longitudinally monitor the response to therapy,” noted Dr. Mark Erlander, Chief Scientific Officer at Trovagene. “Trovera is the only liquid biopsy test that can detect the mutation from

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both urine and blood samples, offering healthcare providers and patients with noninvasive diagnostic options to obtain information about the cancer and better personalize treatment.”

Additional Publication Highlights:

•                  Using the tissue result as reference, the sensitivity of EGFR mutation detection in urine with specimens that met a recommended volume of 90-100 mL was 93% (13/14) for T790M, 71% (5/7) for L858R, and 83% (10/12) for exon 19 deletions.  A comparable sensitivity of EGFR mutation detection was observed in plasma: 93% (38/41) for T790M, 100% (17/17) for L858R, and 87% (34/39) for exon 19 deletions.

•                  The specificity of urine EGFR assays in healthy volunteers, or patients without NSCLC, was 96% for T790M, 94% for exon 19 deletions and 100% for L858R mutations

•                  The combination of urine and plasma testing identified 12 T790M-positive cases that were undetectable by testing of tumor tissue

About The T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs) such as afatinib, erlotinib and gefitinib in non—small cell lung cancer (NSCLC) patients with EGFR mutations, have demonstrated clinical response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. In November 2015, osimertinib was approved by the U.S. Food and Drug Administration for the treatment of NSCLC patients with the T790M mutation, and several additional promising drug candidates are in development for this targeted indication.

About Trovagene’s Trovera™ brand of liquid biopsy tests

Built upon the Trovagene Precision Cancer Monitoring® (PCM) Platform, Trovera™ urine and blood based EGFR, KRAS and BRAF CLIA certified and CAP-accredited tests are available to healthcare providers for the detection and/or monitoring of tumor dynamics before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit: http://trovagene.com/hcp-home-page/trovagene-overview

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com